Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of Heron Therapeutics, Inc., pertaining to the 2007 Amended and Restated Equity Incentive Plan and the 1997 Employee Stock Purchase Plan (as amended through June 18, 2019), of our reports dated February 22, 2019 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Heron Therapeutics, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ OUM & CO. LLP

San Francisco, California
August 5, 2019